EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use of our report dated July 12, 2007, relating to the financial statements of Innovative Software Technologies, Inc. as of March 31, 2007, and for the year ended March 31, 2007, and the period from inception (January 12, 2005) to March 31, 2007 included in the Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ Mayer Hoffman McCann P.C.
Boca Raton, Florida
July 18, 2007